Exhibit 3.4

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APOGEE THERAPEUTICS, INC.
(a Delaware corporation)

Apogee Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Apogee Therapeutics, Inc. The date of the filing of its original Certificate of Incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware was June 9, 2023.

2.	This Amended and Restated Certificate of Incorporation amends, restates and integrates provisions of the Original Certificate of Incorporation and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or as may hereafter be amended from time to time, the “DGCL”).

3.	The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

Article I
NAME

The name of the Corporation is Apogee Therapeutics, Inc.

Article II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV
STOCK

Section 4.1            Authorized Stock. The total number of shares that the Corporation shall have authority to issue is 410,000,000 shares, of which 400,000,000 shares shall be designated as common stock, par value $0.00001 per share (the “Common Stock”), and 10,000,000 shares shall be designated as preferred stock, par value $0.00001 per share (the “Preferred Stock”). 386,513,358 shares of the Common Stock are hereby designated as “Voting Common Stock” and 13,486,642 shares of the Common Stock are hereby designated as “Non-Voting Common Stock,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Any reference to “Common Stock” issued by the Corporation in any contract, agreement or otherwise to which the Corporation is a party, whether before or after the date of filing of this Amended and Restated Certificate of Incorporation, shall refer to the Voting Common Stock, unless specific reference is made to the Non-Voting Common Stock.

Section 4.2            Common Stock.

(a)               Voting Common Stock Voting Rights. Each holder of Voting Common Stock, as such, shall be entitled to one vote for each share of Voting Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of Non-Voting Common Stock or one or more outstanding series of Preferred Stock, if the holders of such affected Non-Voting Common Stock are entitled, or if the holders of such affected series are entitled, either separately or together with the holders of one or more other such class or series, in each case, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

(b)               Non-Voting Common Stock Voting Rights. Non-Voting Common Stock (i) shall be non-voting except as provided in this Amended and Restated Certificate of Incorporation or as may be required by law and (ii) shall not entitle the holder thereof to vote on the election of directors at any time. However, as long as any shares of Non-Voting Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Non-Voting Common Stock: (i) alter or change adversely the powers, preferences or rights given to the Non-Voting Common Stock or alter, amend or repeal any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (the “Bylaws”), or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Non-Voting Common Stock, regardless of whether any of the foregoing actions shall be by means of amendment to this Amended and Restated Certificate of Incorporation or by merger, consolidation or otherwise; (ii) issue additional shares of Non-Voting Common Stock or increase or decrease (other than by conversion) the number of authorized shares of Non-Voting Common Stock; (iii) at any time while at least 6,061,821 shares of Non-Voting Common Stock remain issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined below) or (B) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination in which the stockholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction; or (iv) enter into any agreement with respect to any of the foregoing. Any vote required or permitted under this Section 4.2(b) may be taken at a meeting of the holders of Non-Voting Common Stock or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by the holders of Non-Voting Common Stock representing a majority of the outstanding shares of Non-Voting Common Stock. The term “Fundamental Transaction” means (A) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another entity (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) any sale, lease, transfer or exclusive license of all or substantially all of the Corporation’s assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such person is exchanged for or converted into other securities, cash or property, or (D) reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of stock dividends or stock splits) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

(c)               Non-Voting Common Stock Conversion. Each holder of shares of Non-Voting Common Stock shall have the right to convert each share of Non-Voting Common Stock held by such holder into one share (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Voting Common Stock) of Voting Common Stock at such holder’s election by providing written notice to the Corporation; provided, however, that such shares of Non-Voting Common Stock may only be converted into shares of Voting Common Stock during such time or times as immediately prior to or as a result of such conversion would not result in such holder(s) of Non-Voting Common Stock beneficially owning (for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)), when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” means initially 9.99% of the Voting Common Stock. Any holder of Non-Voting Common Stock may increase the Beneficial Ownership Limitation with respect to such holder, not to exceed 19.99% of the Voting Common Stock, upon 61 days’ prior written notice to the Corporation and may decrease the Beneficial Ownership Limitation at any time upon providing written notice of such election to the Corporation; provided, however, that no holder may make such an election to change the percentage with respect to such holder unless all holders of Non-Voting Common Stock managed by the same investment advisor as such electing holder make the same election. In addition, each share of Non-Voting Common Stock shall be automatically converted into one share (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Voting Common Stock) of Voting Common Stock upon the transfer thereof to an unaffiliated third party (unless such transfer is made to another holder of Non-Voting Common Stock or an affiliate thereof). In order for a holder of Non-Voting Common Stock to convert any shares of Non-Voting Common Stock into shares of Voting Common Stock, such holder shall (A) surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Non-Voting Common Stock, and (B) provide written notice to the Corporation, during regular business hours at its principal corporate office, of such conversion election (in form satisfactory to the Corporation) and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Voting Common Stock into which the shares of Non-Voting Common Stock are so converted are to be issued (if such shares of Voting Common Stock are certificated) or (ii) in which such shares of Voting Common Stock are to be registered in book-entry form (if such shares of Voting Common Stock are uncertificated). If the shares of Voting Common Stock to be issued upon conversion of Non-Voting Common Stock are to be issued in a name or names other than the name of the holder of the shares of Non-Voting Common Stock being converted, the notice described in clause (B) of the foregoing sentence shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. For purposes of Section 13(d) of the Exchange Act, a transferor of Non-Voting Common Stock described immediately above shall not be deemed the beneficial owner, or otherwise attributed beneficial ownership, of the Voting Common Stock received by an unaffiliated transferee solely by virtue of the transfer. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Voting Common Stock to which such holder shall be entitled upon such conversion (if such shares of Voting Common Stock are certificated) or shall register such shares of Voting Common Stock in book-entry form (if such shares of Voting Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Non-Voting Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this section, the shares of Voting Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Voting Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Non-Voting Common Stock represented by a lost, stolen or destroyed stock certificate may be converted if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate. The effectiveness of any conversion of any shares of Non-Voting Common Stock into shares of Voting Common Stock is subject to the expiration or early termination of any applicable premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(d)               Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive any dividends to the extent permitted by law when, as and if declared by the board of directors of the Corporation (the “Board”).

(e)               Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. The Non-Voting Common Stock shall rank on parity with the Voting Common Stock as to distributions of assets upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary.

Section 4.3            Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article (including any Preferred Stock Designation), the Board is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4            No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Article V
BOARD OF DIRECTORS

Section 5.1            Number. The number of directors of the Corporation shall be fixed solely by resolution adopted from time to time by the Board by a majority of the directors then in office.

Section 5.2            Classification.

(a)               Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board shall be divided into three classes designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this Section; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this Section. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Section, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Section.

(b)               Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c)               Any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon (which, for the avoidance of doubt, does not include the Non-Voting Common Stock).

(d)               During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3            Powers. Except as otherwise required by the DGCL or as provided in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.4            Election; Notice of Nominations and Business.

(a)               Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b)               Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c)               Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall fix.

Article VI
Stockholder action

Section 6.1            No Action Without Meeting. Except as otherwise provided for or fixed with respect to actions required or permitted to be taken solely by holders of Non-Voting Common Stock or Preferred Stock pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

Section 6.2            Special Meetings. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board.

Article VII
EXISTENCE

The Corporation shall have perpetual existence.

Article VIII
AMENDMENT

Section 8.1            Amendment of Amended and Restated Certificate of Incorporation. The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by the laws of the State of Delaware. All powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that, except as otherwise provided in this Amended and Restated Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon (which, for the avoidance of doubt, does not include the Non-Voting Common Stock), voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Section 5.2 of Article V, Article VI, Article VIII or Article IX.

Section 8.2            Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Amended and Restated Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws, and in addition to any requirements of law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon (which, for the avoidance of doubt, does not include the Non-Voting Common Stock), voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws.

Article IX
LIABILITY OF DIRECTORS and officers

Section 9.1            No Personal Liability. To the fullest extent permitted by the DGCL, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Solely for purposes of this Article, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

Section 9.2            Amendment or Repeal. Any amendment, alteration or repeal of this Article that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Article X
Forum For ADJUDICATION OF DISPUTES

Section 10.1        Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, this Article shall not apply to suits brought to enforce a duty or liability created by the Exchange Act. For purposes of this Article, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Section 10.2        Enforceability. If any provision of this Article shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article (including, without limitation, each portion of any sentence of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable), and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this ___ day of _________, 2023.

By:
Michael Henderson
Chief Executive Officer

[Signature Page – Certificate of Incorporation]